EXHIBIT 21.1

LIST OF SUBSIDIARIES OF RUSS BERRIE AND COMPANY, INC.

COMPANY NAME	JURISDICTION OF INCORPORATION / FORMATION

Russ Berrie and Co. (West), Inc.	California

Russ Berrie and Company Investments, Inc.	New Jersey

Russ Berrie and Company Properties, Inc.	New Jersey

Russplus, Inc.	New Jersey

P/F Done, Inc.	Pennsylvania

BOA Done, Inc.	West Virginia

Fluf N’ Stuf, Inc.	Pennsylvania

RBTACQ, Inc.	Ohio

RBCACQ, Inc.	California

Tri Russ International (Hong Kong) Limited	Hong Kong

Russ Berrie (U.K.) Limited	England

Russ Berrie (Benelux) B.V.	Holland

Amram’s Distributing Ltd.	Canada

Russ Berrie (Ireland) Limited	Ireland

Russ Berrie Espana, S.L.	Spain

Russ Berrie (Deutschland) GmbH	Germany

Russ Australia Pty Limited	Australia (New South Wales)

Russ Berrie (Holdings) Limited	England

Russ Berrie (Osterreich) GmbH	Austria

Russ Berrie France S.A.R.L.	France

Sassy, Inc.	Illinois

Russ Consulting Service (Shenzhen) Co., Ltd.	China

Kids Line, LLC	Delaware

Kids Line Australia Pty Ltd.	Australia (Victoria)